                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement    / / Confidential, for Use of the Commission
/X/ Definitive Proxy Statement Only    (as permitted by Rule 14a-6(e)(2))
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              CONNING CORPORATION
                              -------------------
               (Name of Registrant as Specified in Its Charter)

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
                                 [CONNING LOGO]

                        NOTICE OF THE ANNUAL MEETING OF
                                SHAREHOLDERS OF

                              CONNING CORPORATION

                            TO BE HELD MAY 12, 1998

TO THE SHAREHOLDERS OF
CONNING CORPORATION:

    The Annual Meeting of the Shareholders of Conning Corporation will be held at the Ritz-Carlton Hotel, 100 Carondelet Plaza, St. Louis, Missouri on Tuesday, May 12, 1998, commencing at 9:30 a.m., at which meeting only holders of record of the Company's Common Stock at the close of business on March 31, 1998 will be entitled to vote, for the following purposes:

    1. to elect one director for a three-year term;

    2. to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ended December 31, 1998; and

    3. to transact such other and further business, if any, as may properly come before the Meeting.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ LEONARD M. RUBENSTEIN

                              Chairman of the Board and Chief Executive Officer


/S/ MATTHEY P. MCCAULEY
Secretary

St. Louis, Missouri
April 8, 1998

    EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                 [CONNING LOGO]

                              CONNING CORPORATION
                 700 MARKET STREET, ST. LOUIS, MISSOURI 63101

                                PROXY STATEMENT

                                RELATING TO THE
                        ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 12, 1998

    This proxy statement is furnished to the holders of Common Stock of Conning Corporation (the "Company" or "Conning") in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Shareholders to be held May 12, 1998 at the Ritz-Carlton Hotel, 100 Carondelet Plaza, St. Louis, Missouri at 9:30 a.m., Central time, and all adjournments and postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of the Shareholders. The Company is first mailing this Proxy Statement and the enclosed proxy card to shareholders on or about April 8, 1998.

    Whether or not you expect to be present in person at the meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of Common Stock can be voted only when represented by a properly executed proxy.

    Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

    The close of business on March 31, 1998 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. As of the record date, there were 13,250,000 shares of Common Stock outstanding and entitled to be voted at such meeting, and 76 holders of record. Shareholders will be entitled to cast one vote on each matter for each share of Common Stock held of record on the record date, except in certain circumstances described under "Voting Matters." A list of shareholders entitled to vote at the Annual meeting will be kept at the Company's principal offices at 700 Market Street, St. Louis, Missouri 63101 for a period of ten days prior to the Meeting, and will be available for inspection at the Meeting.

    A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997 accompanies this proxy statement.

    The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be primarily by mail. In addition, proxies may be solicited by telephone or telefax by directors, officers or employees of the Company who will receive no extra compensation for their services. Expenses in connection with the solicitation of proxies will be paid by the Company.

                             ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

    The Company's Board of Directors is divided into three classes, with terms expiring at the annual meeting of shareholders in successive years, commencing with the 1998 Annual Meeting. All of the current directors were elected pursuant to action of the Company's shareholders in June 1997. Commencing at this Annual Meeting, all directors standing for election will be elected for three-year terms, with one class of directors being elected at each annual meeting of shareholders. At the Annual Meeting, one director of the Company is to be elected for a term expiring at the Annual Meeting in 2001, or until his successor is elected and qualified. Certain information with respect to John A. Fibiger, the nominee for election as director proposed by the Company, and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Each director has served in his principal occupation for the last five years, unless otherwise indicated. Should Mr. Fibiger decline or become unable to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person as the Board of Directors of the Company may recommend. Mr. Fibiger has agreed to serve as a director if elected. The Board of Directors nominates directors and will accept recommendations for director nominations from shareholders. See "Shareholder Proposals and Director Nominations."

     NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, AND OTHER DIRECTORSHIPS

TO BE ELECTED AS A DIRECTOR FOR TERM ENDING 2001:

    JOHN A. FIBIGER, 65 Mr. Fibiger has been a director of the Company since June 1997. Until April 1997, he was Chairman of the Board of Transamerica Occidental Life Insurance Company as well as a director of four of its wholly owned life insurance subsidiaries. He is currently a director of two of such subsidiaries--Transamerica Life Company of Canada and Transamerica Life Company of New York. Mr. Fibiger joined Transamerica Life Companies as CFO in 1991. He was named President of Transamerica Occidental Life Insurance Company, one of the seven Transamerica Life Companies, in December 1994. A 38-year veteran of the life insurance industry, Mr. Fibiger was Vice Chairman, President and Chief Operating Officer of New England Mutual Life Insurance Company in Boston and held positions with Bankers Life Nebraska (now Ameritas) and Lincoln National Life. A past board member of the Society of Actuaries, Mr. Fibiger was the first chairman of the Interim Actuarial Standards Board and served as President of the American Academy of Actuaries. He is a past member of the Council of the International Actuarial Association.

TO CONTINUE IN OFFICE UNTIL 1999:

    RICHARD A. LIDDY, 62 Mr. Liddy has been a director of the Company since November 1996. He is President, Chief Executive Officer and Chairman of the Board of General American Life Insurance Company, and President and Chairman of GenAmerica Corporation and General American Mutual Holding Company. From 1982 through 1988, he was Senior Vice President and Executive Vice President of Continental Corporation, and President, Financial Services Group of Continental Insurance Company. He is also Chairman of the Board of General American Capital Company and The Walnut Street Funds, Inc., each a registered investment company, Chairman of Paragon Life Insurance Company, Reinsurance Group of America, Incorporated, Security Equity Life Insurance Company and Security Mutual Life Insurance Company of New York, and a director of Ameren Corporation, Brown Group, Inc. and Ralston Purina Company.

    JOHN C. SHAW, 64 Mr. Shaw has been a director of the Company since June 1997. He is the founding partner of the Shaw Group LLC, a management consulting firm specializing in transformation management. In March 1998, he was named Dean of the Peter F. Drucker Graduate School of Management at Claremont University. From 1994 to 1997, he served in the Office of Chairman of Well Point Health Network, Inc., a publicly-traded managed healthcare company. From 1966 to 1994, he was a partner of Deloitte & Touche, most recently serving as Vice Chairman. Previously he has served as national director for Strategic Planning, Partner-In-Charge of the New York office and a member of the Board of Directors and Board of Governors for Touche Ross. Mr. Shaw has taught at Stanford Business School and the Wharton School, lectured at several national seminars and authored several books and articles on modern business techniques.

     NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, AND OTHER DIRECTORSHIPS

TO CONTINUE IN OFFICE UNTIL 2000:

    LEONARD M. RUBENSTEIN, 52 Mr. Rubenstein has been a director of the Company since its formation in August 1995. Mr. Rubenstein, C.F.A., has been Chairman and CEO of the Company since 1995 and serves as Chairman and CEO of Conning Asset Management Company. Mr. Rubenstein has 25 years of investment experience. Prior to his position with Conning, Mr. Rubenstein spent 23 years in the investment operations of General American Life Insurance Company ("General American"), where he held various positions, including Executive
Vice President of Investments. From 1984 to 1991, Mr. Rubenstein served as Vice President of General American. He is a director of a number of General American subsidiaries, none of which is registered with the SEC except Reinsurance Group of America, Incorporated. Mr. Rubenstein is a past president of the St. Louis Society of Financial Analysts.

    MAURICE W. SLAYTON, 59 Mr. Slayton has been a director of the Company since its formation in August 1995. Mr. Slayton has been President of the Company since 1995 and also serves as Chairman, President and CEO of Conning & Company, a subsidiary of the Company. Mr. Slayton joined Conning in 1973. Prior thereto, he had 12 years of experience with Hartford Steam Boiler Inspection and Insurance Company and National Life of Vermont in a number of insurance and investment positions. He is currently a director of several insurance related entities, none of which is registered with the SEC except PennCorp Financial Group, Inc. Mr. Slayton is a member and past president of The Hartford Society of Financial Analysts.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    From November 1996 to June 1997, the Board of Directors was comprised of Mr. Rubenstein, Mr. Slayton, Mr. Liddy and four senior officers of the Company. In June 1997, the size of the Board was reduced to five, the four senior officers resigned as directors, and Mr. Fibiger and Mr. Shaw were elected as directors. The Board of Directors met a total of two times during 1997, both of which meetings occurred after June 1997. Each incumbent director attended all of the meetings of the Board and committees on which he served during 1997.

    The Board of Directors currently has an Audit Committee, a General Compensation Committee, and an Executive Compensation Committee. The Board of Directors does not have a standing nominating committee. Prior to October 1997, the only committee of the Board was a Compensation Committee. The Audit Committee, of which Messrs. Fibiger, Liddy and Shaw are members, did not meet during 1997. This Committee is responsible for overseeing the integrity and reliability of the Company's accounting and financial reporting practices and the effectiveness of its system of controls. It also recommends a public accounting firm to be retained for the coming year and reviews the work to be done by such firm. The General Compensation Committee, which consists of Messrs. Rubenstein, Slayton and Liddy, met once, in December 1997. This Committee establishes and oversees the compensation policies of the Company's operating subsidiaries and determines all compensation, other than executive stock-based compensation. The Executive Compensation Committee, which was formed in October 1997, determines all stock-based compensation awards to executive officers and also reviews decisions of the General Compensation Committee regarding executive compensation generally. This Committee is comprised of Messrs. Fibiger and Shaw and met once between October and December of 1997. The Compensation Committee that existed until October 1997 was comprised of Messrs. Rubenstein and Slayton and made all compensation decisions. The Compensation Committee held one meeting between January and October of 1997.

DIRECTOR COMPENSATION

    The Company pays each director who is not employed by the Company or an affiliate of the Company a $10,000 annual retainer. The annual retainer paid to each non-employee director for 1997 was pro rated for the portion of the year during which such director served. The Company also pays each non-employee director $1,000 for each Board meeting attended in person and $500 for each telephonic Board meeting attended, plus expenses. In addition, commencing January 1, 1998, the Company pays each non-employee director $750 for each committee meeting attended in person and $375 for each telephonic committee meeting attended, plus expenses.

    Directors of the Company are also eligible to participate in the Company's 1997 Flexible Stock Plan. Upon the closing of the Company's initial public offering in December 1997, the Company granted stock options to purchase 5,000 shares of Common Stock to each of Messrs. Fibiger and Shaw, the two non-employee directors. Such options have an exercise price of $13.50 per share (the initial public offering price) and vest in annual increments of 1/15th, 2/15th, 3/15th, 4/15th and 5/15th, commencing December 19, 1998. The options become fully exercisable upon the director's retirement. In addition, Mr. Liddy holds an option to purchase 25,000 shares of Common Stock at an exercise price of $7.00 per share, which vests in 20% annual increments commencing December 7, 1997. This option was granted as part of an incentive stock option grant to certain officers and directors in 1996.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain stock ownership information, as of March 1, 1998, with respect to (i) each person known to the Company to be the beneficial owner of 5% or more of the Company's outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

                                          AMOUNT AND NATURE OF        PERCENT
            BENEFICIAL OWNER              BENEFICIAL OWNERSHIP        OF CLASS
            ----------------              --------------------        --------
GREATER THAN 5% SHAREHOLDER:

General American Mutual Holding
  Company...............................      8,304,995<F1>             62.7%
  700 Market Street
  St. Louis, Missouri 63101

DIRECTORS AND NAMED EXECUTIVE OFFICERS:

Leonard M. Rubenstein, Chairman of the
  Board and Chief Executive Officer.....        223,565<F2>              1.7%

Maurice W. Slayton, Director and
  President.............................        494,187<F3>              3.7%

Mark E. Hansen, Executive Vice
  President.............................        331,307<F3>              2.5%

Fred M. Schpero, Senior Vice President
  and Chief Financial Officer...........         47,046<F4>             <F*>

John A. Fibiger, Director...............          2,000                 <F*>

Richard A. Liddy, Director..............         55,000<F5>             <F*>

John C. Shaw, Director..................          1,000                 <F*>

All directors and executive officers as
a group (7 persons) <F7>................      1,154,105<F6>              8.4%

--------
<F*>  Represents less than one percent.

<F1> Shares beneficially owned by General American Holding Company, a wholly-owned subsidiary of General American Life Insurance Company, which is a wholly-owned subsidiary of GenAmerica Corporation, which is a wholly-owned subsidiary of General American Mutual Holding Company ("GAMHC").

<F2> Includes 183,565 shares of Common Stock subject to stock options that are exercisable within 60 days.

<F3> Includes 175,999 shares of Common Stock subject to stock options that are exercisable within 60 days.

<F4> Includes 12,000 shares of Common Stock subject to stock options that are exercisable within 60 days.

<F5> Includes 5,000 shares of Common Stock subject to stock options that are exercisable within 60 days. Mr. Liddy is a director and executive officer of GAMHC and certain of its affiliates. He disclaims beneficial ownership of the shares beneficially owned by GAMHC.

<F6> Includes a total of 552,563 shares of Common Stock subject to stock options that are exercisable within 60 days.

<F7> Effective April 1, 1998, the Company designated five additional executive officers and effective May 1, 1998, Mr. Hansen will no longer serve as an executive officer, although he will continue to work for the Company. See "Executive Compensation." Based on their current stock ownership positions, the Company's executive officers and directors as of May 1, 1998 (11 persons) beneficially own a total of 1,451,242 shares, including 630,310 shares subject to stock options that are exercisable within 60 days. This amount represents approximately 10.5% of the Company's outstanding Common Stock.

                      SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who beneficially own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and The Nasdaq Stock Market, and to provide copies of such forms to the Company.

    Based solely on the Company's review of the copies of such forms it has received, or written representations from certain reporting persons, the Company believes that all its directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1997.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    Until October 1997, the Company had a Compensation Committee comprised of Messrs. Rubenstein and Slayton. In October 1997, the Company established a General Compensation Committee, comprised of Messrs. Rubenstein and Slayton, and an Executive Compensation Committee, comprised of Messrs. Fibiger and Shaw. In December 1997, Mr. Liddy also became a member of General Compensation Committee. The General Compensation Committee is responsible for making all compensation decisions with respect to non-executive officers and all cash compensation decisions for executive officers. The Executive Compensation Committee makes all decisions regarding the award of stock-based compensation to executive officers and reviews decisions of the General Compensation Committee regarding total executive officer compensation. Prior to October 1997, the Compensation Committee was responsible for making all compensation decisions.

    The Company's compensation to executive officers and key employees is comprised of three principal components--salary, cash bonus and stock options--and, in certain instances, private equity fund carried interest participations. The Company considers incentive compensation, in the form of cash bonus and stock options, to be an important component of overall compensation as the amount and value of an individual's bonus and stock options are significantly dependent upon the Company's financial results and the performance of the Company's stock. The Company believes this approach aligns the interests of management and shareholders and encourages management to focus on the Company's long-term business objectives and growth. Members of the Company's management team also have a significant direct stock ownership interest in the Company. The Company's significant officers (Senior Vice Presidents and above) own approximately 22% of the Company's Common Stock, including vested stock options. Pursuant to the terms of an Amended and Restated Shareholders' Agreement among the Company, its shareholders and optionholders, and General American Life Insurance Company, which was in place prior to the Company's initial public offering, the Company is required to maintain its general approach and methodology regarding cash compensation and private equity fund carried interest allocations until August 1998.

    The Company is a party to employment agreements, entered into in August 1995 (the "Employment Agreements") with its executive officers and certain other employees. The Employment Agreements have three-year terms that expire on August 11, 1998. Under each Employment Agreement, the employee is entitled to receive a minimum annual base salary, subject to increases pursuant to periodic salary reviews consistent with the Company's compensation policies, and is entitled to participate in the Company's bonus and private equity carried interest programs. See "Executive Compensation--Employment Agreements and
Other Compensation Arrangements."

    The following summary describes the Company's executive compensation for the fiscal year ended December 31, 1997, during which time the Company's executive officers were Leonard M. Rubenstein (CEO and Chairman), Maurice W. Slayton (President), Mark E. Hansen (Executive Vice President) and Fred M. Schpero (Senior Vice President and CFO). Effective April 1, 1998, the Company designated five additional executive officers and effective May 1, 1998, Mr. Hansen will no longer serve as an executive officer, although he will continue to work for the Company. See "Executive Compensation." As used throughout this report, "executive officers" refers to the persons who were executive officers of the Company as of December 31, 1997.

SALARY

    Pursuant to their respective Employment Agreements, the minimum base salary of Messrs. Rubenstein, Slayton, Hansen and Schpero was set in 1995 at $257,500, $250,000, $225,000 and $115,000, respectively. These base salaries are reviewed annually, generally during the fourth quarter of the Company's fiscal year. Various factors are considered in evaluating salary levels, including job level, responsibility, knowledge and experience, productivity, personal contributions and the relationship of fixed to variable compensation. Based upon these factors, the Compensation Committee increased Mr. Rubenstein's base salary to $270,000 for 1996 and $278,000 for 1997, representing a 4.9% and 3.0% increase, respectively. The aggregate increase in base salary for all of the executive officers was approximately 4.4% for 1996 and 3.4% for 1997. In reviewing salary levels in December 1997, the General Compensation Committee did not increase salaries for any of the executive officers.

BONUS

    The Company generally establishes a bonus pool at the end of each fiscal year. Substantially all of the Company's employees, including all of the executive officers, are eligible to participate in the bonus pool. The amount of the pool is based on a percentage of the Company's operating income before "amortization of goodwill and other" and incentive compensation, for the year. The bonus pool percentage increases as operating income exceeds results for prior periods. The Company does not have a written bonus plan.

    The amount of each participant's bonus is based primarily on a subjective determination as to the employee's individual performance and achievements during the year using factors similar to those used in the salary level decisions, as well as objective measures of the performance of the employee's division (primarily revenues). Any special contribution to the Company's performance is an additional factor in the individual bonus determination. For Messrs. Rubenstein, Slayton and Schpero, the Company's overall performance, as measured principally by operating income before amortization of goodwill and other and incentive compensation, is used in lieu of division performance. Although this general approach is followed in determining each eligible employee's bonus, determination of the amount of each bonus is predominantly discretionary and is not subject to a precise formula.

    In December 1997, the General Compensation Committee established the amount of the 1997 bonus pool and the individual bonuses payable to all participants, including the executive officers. In determining Mr. Rubenstein's bonus of $282,000 for 1997, the General Compensation Committee took into account the Company's strong performance for 1997, including the approximate 25% increase in operating income before "amortization of goodwill and other" and incentive compensation from 1996 to 1997. In addition, the Committee considered Mr. Rubenstein's contribution to the Company's initial public offering in 1997. Mr. Rubenstein's bonus includes the cost of certain pension and post-retirement health benefits that are deducted from the bonus. See "Executive Compensation--Compensation Summary." The Executive Compensation Committee ratified the General Compensation Committee's bonus determinations for executive officers in early 1998.

STOCK AND STOCK OPTIONS

    The Company believes that stock and option ownership is a significant means of aligning the interests of management and the Company's shareholders. Members of the Company's management received stock and options in connection with the Company's merger in 1995. (See "Certain Relationships and Related Transactions".) Since then, the Company has facilitated increased stock ownership through employee stock offerings and the award of stock options. As a result, the Company's significant officers currently own approximately 22% of the Company's Common Stock (including vested stock options), including an aggregate of approximately 8% that is owned by Messrs. Rubenstein, Slayton, Hansen and Schpero. See "Common Stock Ownership of Management and Certain Beneficial Owners."

    The Company has adopted a 1997 Flexible Stock Plan (the "1997 Plan") that provides for the award of benefits of various types, including stock options, stock appreciation rights, restricted stock, performance shares, cash awards and other stock-based awards, in order to attract, retain, motivate and reward officers, employees, directors and certain other individuals, and to encourage stock ownership by such persons. The 1997 Plan is administered with respect to executive officers by the Executive Compensation Committee, with respect to non-employee directors by the full Board, and with respect to all other participants by the General Compensation Committee. The maximum number of shares of Common Stock that may be issued under the 1997 Plan is 2,200,000 shares. Prior to the adoption of the 1997 Plan, the Company had similar plans in place. To date, the Company has granted options to purchase a total of 2,522,689 shares under all such plans. A total of 914,811 shares are available for future issuance under the 1997 Plan.

    At the time of the Company's initial public offering in December 1997, the General Compensation and Executive Compensation Committees granted a total of 955,000 employee stock options (the "IPO Grant") in order to help equalize stock and option ownership among a more widespread employee group. The Company consulted with an independent compensation consultant in establishing the program and determining the total number of options. Due to their already significant stock and option holdings, Messrs. Rubenstein, Slayton and Hansen did not participate in the IPO Grant (see "Common Stock Ownership of Management and Certain Beneficial Owners"). Mr. Schpero is the only executive officer to have received a stock option (for 25,000 shares) pursuant to the IPO Grant.

    As a result of the initial public offering, certain incentive stock options ("ISOs") granted to some of the Company's employees in 1995 were recharacterized as other than ISOs for federal income tax purposes. The Company compensated the holders of such options for such recharacterization by granting new non-qualified stock options at the time of the initial public offering (the "ISO Recharacterization Grant"). The number of new stock options awarded was based on an assessment of the cost to each holder of having his ISOs recharacterized. The Company consulted with an outside compensation consultant in making its determination. As a result, options to purchase a total of 320,189 shares were granted upon the closing of the initial public offering, including options to purchase 59,565 shares, 55,999 shares and 55,999 shares to Messrs. Rubenstein, Slayton and Hansen, respectively.

    All options granted pursuant to both the IPO Grant and the ISO Recharacterization Grant have an exercise price of $13.50 (the initial public offering price of the Common Stock). All stock option awards to executive officers were approved by the Executive Compensation Committee in December 1997. See "Executive Compensation--Stock Option Awards."

PARTICIPATION IN PRIVATE EQUITY FUNDS

    Employees in the Company's Private Equity Group are responsible for managing the assets of five private equity funds sponsored by the Company. The managing general partner of each Fund is generally formed as a limited liability company or limited partnership, with one of the Company's subsidiaries serving as general partner. In addition to management fees, the managing general partner is entitled to receive a carried interest in each fund representing up to approximately 20% of specified gains of the fund as determined under the applicable fund agreement. Traditionally, near the end of each fiscal year, the compensation committee of the Board has allocated among certain employees of the Company participation percentages in the managing general partner's carried interest of each of the funds. The carried interest paid to the managing general partner, if any, is split among the Company's subsidiary, as general partner, and these employees based on their individual percentage interests. Participation percentages have generally been allocated in five tranches, with each tranche subject to a climbing vesting schedule that varies by fund, generally over a period of up to seven years. Although the Company determines the extent to which an officer may participate in the carried interest paid to a fund's managing general partner, the Company does not determine the amount of actual distributions. The amount of any carried interest for each fund is paid by the fund and is solely dependent upon the performance of the fund. With the exception of Fund I, there have been no distributions of carried interests to date. See "Certain Relationships and Related Transactions."

    The compensation committee has historically allocated interests to key employees both within the Private Equity Group and outside the group. The factors used in allocating such interests are substantially the same as those used to determine bonuses, but are significantly weighted based on an individual's level of involvement in the Private Equity Group. Management believes that private equity allocations provide an important incentive for members of the Private Equity Group to manage the funds effectively and to stay with the Company. In addition, based on the Company's teamwork philosophy, management believes that significant officers outside the group play a role, both directly and indirectly in terms of their contribution to the Conning organization, which in turn contributes to the success of Conning's private equity funds.

    Allocations for Funds I and II are complete. The initial allocation with respect to Fund V was determined by the Compensation Committee in August 1997 when the Fund was organized. The initial Fund V allocations for the executive officers ranged from 0.25% to 1.35%, with Mr. Rubenstein receiving a 0.55% percentage interest. In early 1998, the General Compensation Committee made the second allocation for Fund V, as well as the final allocation for

Fund III and the third allocation for Fund IV. The percentage participations for the executive officers were the same for all three Funds and ranged from 0.20% to 1.2%. Mr. Rubenstein received a percentage interest of 0.35% in each Fund.

    See "Certain Relationships and Related Transactions--Participation in Private Equity Funds" for more information.

SECTION 162(m)

    Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of certain executive compensation paid by publicly-held companies. Certain types of compensation are excluded from the limitations. The Company believes the deductibility limitations under Section 162(m) are not applicable to stock options and other awards granted under the 1997 Flexible Stock Plan or predecessor plans. With respect to other components of compensation, the Company has not taken any action to exclude annual incentive compensation from the limitations on deductibility.

Respectfully Submitted:

COMPENSATION COMMITTEE     GENERAL COMPENSATION COMMITTEE     EXECUTIVE COMPENSATION COMMITTEE
(from 1/1/97 to 10/24/97)  (from 10/24/97 to present)         (from 10/24/97 to present)

Leonard M. Rubenstein      Leonard M. Rubenstein              John A. Fibiger
Maurice W. Slayton         Maurice W. Slayton                 John C. Shaw
                           Richard A. Liddy (since 12/19/97)

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    The Company's Compensation Committee that existed prior to October 1997 was comprised of Messrs. Rubenstein and Slayton. The General Compensation Committee established in October 1997 was originally comprised of Messrs. Rubenstein and Slayton. Mr. Liddy became a member of the General Compensation Committee in December 1997. The Executive Compensation Committee, also established in October 1997, is comprised of Messrs. Fibiger and Shaw.

    Mr. Rubenstein and Mr. Slayton are both executive officers of the Company. Neither Mr. Fibiger, Mr. Liddy nor Mr. Shaw is or has been an officer or employee of the Company or any of its subsidiaries. Mr. Liddy is an officer of General American Mutual Holding Company, the Company's principal shareholder, and certain of its affiliates, including General American. See "Certain Relationships and Related Transactions" for information regarding certain transactions involving Messrs. Rubenstein, Slayton and Liddy, as well as General American. Mr. Rubenstein serves as a director (but not on the compensation committee) of Reinsurance Group of America, Incorporated
("RGA"), of which Mr. Liddy is Chairman of the Board. Mr. Liddy is not paid any compensation by RGA, but he holds options to purchase shares of RGA stock.

                            EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

    The following table sets forth the compensation paid to or earned by the Chief Executive Officer and the three other executive officers of the Company during the last two fiscal years.

                                            SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                      COMPENSATION<F2>
                                                       ANNUAL COMPENSATION<F1>       -------------------
                                                  --------------------------------       SECURITIES
                  NAME AND                        FISCAL                             UNDERLYING OPTIONS      ALL OTHER
             PRINCIPAL POSITION                    YEAR     SALARY<F3>   BONUS<F4>       (# SHS)<F5>       COMPENSATION<F6>
             ------------------                   ------    ----------   ---------   -------------------   ----------------
Leonard M. Rubenstein                              1997     $278,000     $282,000<F7>      59,565              $39,910
Chairman and Chief Executive                       1996      270,000      325,000          20,000               32,913
  Officer

Maurice W. Slayton                                 1997     $268,000     $325,000          55,999              $37,755
President                                          1996      260,000      325,000               0               12,300

Mark E. Hansen<F8>                                 1997     $243,000     $100,000          55,999              $33,255
Executive Vice President                           1996      235,000      275,000               0               12,300

Fred M. Schpero                                    1997     $125,000     $163,500          25,000              $16,875
Senior Vice President and Chief                    1996      120,000      120,000          10,000               11,604
  Financial Officer

--------

<F1> Perquisites and other personal benefits are not included, as they do not exceed the lesser of $50,000 and 10% of total of salary and bonus for any named executive officer.

<F2> Does not include the award of or distributions with respect to participation interests in private investment funds sponsored by the Company. See "Certain Relationships and Related Transactions."

<F3> Includes amounts deferred at the election of the executive officer under the General American Life Insurance Company Executive Deferred Savings Plan, with respect to Mr. Rubenstein, and the Conning & Company Profit Sharing and 401(k) Savings Plan, with respect to Messrs. Slayton, Hansen and Schpero. Both of such plans are defined contribution plans.

<F4> Bonuses are for services performed during the applicable fiscal year.

<F5> See "--Stock Option Awards--Option Grants in Last Fiscal Year."

<F6> For Mr. Rubenstein, amounts represent contributions by the Company under the General American Executive Deferred Savings Plan and Augmented Benefit Plan (defined contribution plans). For Messrs. Slayton, Hansen and Schpero, amounts represent contributions by the Company under the Conning & Company Profit Sharing and 401(k) Savings Plan and Augmented Benefit Plan (also defined contribution plans).

<F7> Mr. Rubenstein continues to accrue certain pension and post-retirement health benefits under General American benefit plans. See "Employment Agreements and Other Compensation Arrangements." Although the cost of such benefits are deducted from Mr. Rubenstein's bonus for 1997 and 1996, such cost has not been deducted from the bonus shown above. The actual bonus paid to Mr. Rubenstein for 1997 and 1996 was $245,345 and $292,100, respectively.

<F8> Mr. Hansen has informed the Company of his desire to reduce his work schedule. As a result, the Company and Mr. Hansen have agreed that, effective May 1, 1998, Mr. Hansen will work for the Company on a part-time basis for reduced compensation. In connection with the change, Mr. Hansen will no longer be an executive officer of the Company, but will continue to serve as Executive Vice President of Conning Asset Management Company.

STOCK OPTION AWARDS

    The Company adopted the 1997 Flexible Stock Plan (the "1997 Plan") to provide for the award of benefits of various types, including stock options, stock appreciation rights ("SARs"), restricted stock, performance shares, cash awards and other stock-based awards. The Company adopted the Plan to attract, retain, motivate and reward officers, employees, directors and other individuals, to encourage ownership of Common Stock by such persons, and to promote and further the best interests of the Company. The 1997 Plan is administered with respect to executive officers by the Executive Compensation Committee, with respect to non-employee directors by the full Board, and with respect to all other participants by the General Compensation Committee. The exercise price of any stock options awarded under the Plan shall be no less than the fair market value of the Common Stock on the date of grant. The other terms of options are determined by the appropriate Committee or the Board, as applicable. The maximum number of shares of Common Stock that may be issued under the 1997 Plan is 2,200,000 shares. To date, options to purchase a total of 1,285,189 shares have been awarded under this Plan. The maximum number of shares subject to options and SARs that may be granted to a participant in any year is 500,000. Prior to the adoption of the 1997 Plan, the Company had similar flexible stock plans, pursuant to which a total of 1,237,500 options were awarded between August 1995 and January 1997. The Company has not awarded any other type of benefit under the 1997 Plan or the prior plans. Under all of such plans, in the event of a Change in Control (as defined therein), the appropriate Committee or the Board, as applicable, may provide such protection as it deems necessary to maintain a participant's rights, including to: (i) provide for the acceleration of the exercise or realization of any benefit; (ii) provide for the purchase of a benefit upon the participant's request for cash equal to the amount that could have been attained upon the exercise or realization of the benefit had it been currently exercisable or payable; (iii) make adjustments to the outstanding benefits as it deems appropriate; and/or (iv) cause the outstanding benefits to be assumed, or new benefits substituted therefor, by a surviving corporation.

    The following tables show information regarding awards of stock options in 1997 and the number and value of unexercised options held by the named executive officers at December 31, 1997. No SARs were granted in 1997. All options were awarded pursuant to the 1997 Plan. No stock options were exercised by the named executive officers in 1997.

                                                 OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                                        AT ASSUMED ANNUAL RATES
                                           NUMBER OF         % OF TOTAL                                     OF STOCK PRICE
                                          SECURITIES          OPTIONS                                       APPRECIATION
                                          UNDERLYING        GRANTED TO      EXERCISE OR                  FOR OPTION TERM<F6>
                                           OPTIONS         EMPLOYEES IN     BASE PRICE    EXPIRATION  --------------------------
                  NAME                    GRANTED(#)      FISCAL YEAR<F3>    ($/SH)<F4>    DATE<F5>      5%($)         10%($)
                  ----                    ----------      ---------------   -----------   ----------  ----------   -------------
Leonard M. Rubenstein...................  59,565<F1>           4.6%            $13.50     12/19/2007   $505,712     $1,281,573

Maurice W. Slayton......................  55,999<F1>           4.4%            $13.50     12/19/2007   $475,436     $1,204,848

Mark E. Hansen..........................  55,999<F1>           4.4%            $13.50     12/19/2007   $475,436     $1,204,848

Fred M. Schpero.........................  25,000<F2>           1.9%            $13.50     12/19/2007   $212,252     $  537,889

---------

<F1> Options were fully vested on December 19, 1997. Options represent part of a non-qualified stock option grant to certain employees in order to compensate such persons for certain tax liabilities resulting from the recharacterization of their existing incentive stock options ("ISOs") as other than ISOs for federal income tax purposes upon the Company's initial public offering ("ISO Recharacterization Grant"). The new options are non-qualified stock options, not ISOs. Options are forfeitable if not exercised within a specified time after the holder's death, disability or termination of employment for any reason. See "Compensation Committee Report on Executive Compensation."

<F2> Option becomes exercisable with respect to 1/15th, 2/15th, 3/15th, 4/15th and 5/15th of the option shares on December 15, 1998, 1999, 2000, 2001, and 2002, respectively. Option becomes fully vested upon the holder's retirement (termination of employment by the holder after attaining age 65 or after attaining age 55 with 10 years of service). Option is forfeitable if not exercised within a specified time after the holder's death, disability or termination of employment for any reason. The option is a non-qualified stock option.

<F3> Percentages are based on all options granted to employees during 1997.
     Options granted to Mr. Rubenstein, Mr. Slayton and Mr. Hansen represented 18.6%, 17.5% and 17.5%, respectively of the ISO Recharacterization Grant (see note 1). The option granted to Mr. Schpero represented 2.6% of the options granted to employees as part of the Company's regular 1997 option program, excluding the ISO Recharacterization Grant.

<F4> All options were granted at the time of the Company's initial public offering in December 1997. The exercise price represents the initial public offering price of the Common Stock.

<F5> All options are subject to earlier expiration in certain events related to termination of employment.

<F6> Amounts represent the potential realizable value of each option at the time of grant, assuming that the price of the underlying shares appreciates in value from the date of grant to the end of the option term at annualized rates of 5% and 10%. These assumed appreciation rates are set by the Securities and Exchange Commission and are therefore not intended to forecast possible future appreciation, if any, of the Company's stock price.

                AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                                          OPTIONS AT FISCAL YEAR-END   AT FISCAL YEAR-END<F1>
                                          --------------------------  -------------------------
             NAME                         EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
             ----                         --------------------------  -------------------------
Leonard M. Rubenstein...................        183,565/16,000           $1,602,986/$156,000

Maurice W. Slayton......................          175,999/0                 $1,552,397/$0

Mark E. Hansen..........................          175,999/0                 $1,552,397/$0

Fred M. Schpero.........................        12,000/33,000             $133,700/$159,250

--------

<F1> Represents the difference between the December 31, 1997 closing price of the Company's Common Stock ($16.75) and the exercise price of the option, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS AND OTHER COMPENSATION ARRANGEMENTS

    The Company is party to employment agreements, entered into in August 1995 (the "Employment Agreements") with all of its then executive officers and certain other employees. The Employment Agreements have three-year terms that expire on August 11, 1998. Under each Employment Agreement, the employee is entitled to receive a minimum base salary which was set in 1995, subject to increases pursuant to periodic salary reviews consistent with the Company's compensation policies. The minimum base salary set for Messrs. Rubenstein, Slayton, Hansen and Schpero was $257,500, $250,000, $225,000 and $115,000,
respectively. In addition, each employee is eligible to participate in the Company's bonus and private equity fund carried interest programs. The employee's employment may be terminated without cause: (i) at any time upon the mutual written agreement of the parties; (ii) immediately upon the employee's death or total disability; or (iii) upon not less than 30 days' advance written notice by either party. The employee's employment may be terminated by the Company upon written notice at any time for any of the following reasons, each of which constitutes "termination for cause": (i) a material breach of the Employment Agreement by the employee, which breach is not cured within 20 days after written notice by the Company; (ii) the employee's fraud, embezzlement, dishonesty or unlawful acts in connection with the business of the Company or its affiliates; (iii) the employee's felony conviction; and (iv) the employee's substantial and continuing willful failure to perform, or grossly negligent performance of, the duties of the employee's position. Upon termination of employment, the Company has no obligation to the employee except for compensation due the employee under the agreement through the termination date; provided that, in the event of a termination by the Company other than for cause (excluding terminations by agreement or on account of death or disability), the Company is required, for the balance of the term of the Employment Agreement, to pay the employee an amount equal to 150% of his annual base salary for each year (or pro rated portion thereof) and to provide all insurance, welfare, sick leave and other benefits described in the Agreement.

    The Company paid certain employees a cash signing bonus upon execution of the Employment Agreements, including bonuses of $195,000, $95,000 and $35,000 to Messrs. Slayton, Hansen and Schpero, respectively. Upon termination of the Employment Agreement for cause or because of the employee's resignation, the employee is required to repay a specified percentage of the signing bonus, depending upon the year in which such termination occurs: Year 1 (100%), Year 2 (66.6%), and Year 3 (33.3%). Each employee is prohibited from disclosing, directly or indirectly, to any other firm or person any of the Company's or its affiliates' confidential information, including customer lists, trade secrets, and know-how relating to its or their businesses. Additionally, each employee has agreed that until August 1998, regardless of whether the employee remains employed by the Company and regardless of whether the employee's termination, if any, is with or without cause, neither the employee nor any entity controlling, controlled by or under common control with the employee will (i) engage in, or have any direct or indirect interest in any other person, firm, corporation or other entity engaged in any business activities that are competitive with the business activities of the Company and its subsidiaries, or (ii) become an employee, director, adviser, consultant, independent contractor or agent of any such person, firm, corporation or other entity, except with the Company's prior written consent. Mr. Slayton's Employment Agreement provides that, for the term of the agreement, Mr. Slayton will be employed as President of the Company and will have responsibility for (i) marketing for the Company, (ii) managing the Company's Hartford office, and
(iii) participating in identifying and negotiating acquisitions.

    The Company does not have a defined benefit plan. Mr. Rubenstein, as a result of his 25 years of service with General American, is eligible to continue to participate in the General American Pension Plan and Trust, a qualified defined benefit plan, and the General American Augmented Plan, a non-qualified defined benefit plan, as well as General American's post-retirement medical plan (collectively, the "GA Retirement Plans"). Retirement benefits under the GA Retirement Plans are based on a participant's final average compensation and credited years of service. Mr. Rubenstein's final average compensation has been predetermined and represents his estimated final average salary and bonus as if he were to remain an officer of General American from December 31, 1995 (the date on which his benefits under the qualified plan were frozen) through his retirement at age 65. Mr. Rubenstein will receive credit for years of service under the GA Retirement Plans while serving as Chief Executive Officer of the Company and has agreed to pay for the cost of the additional retirement benefits, which has been determined to be approximately 10% of Mr. Rubenstein's assumed annual General American salary and bonus in any year. The amount of any bonus paid to Mr. Rubenstein by the Company will be reduced by this cost. Such amount was approximately $36,655 in 1997. Based on Mr. Rubenstein's predetermined final average compensation, the annual pension benefit payable by General American to Mr. Rubenstein upon his retirement from the Company at age 65 would be $367,000.

    Mr. Rubenstein serves on the General American cabinet as an advisor to General American's top management and, as such, participates in the General American Long-Term Incentive Plan. Mr. Rubenstein's initial participation in this plan predates the formation of the Company in 1995. Mr. Rubenstein is eligible to receive cash incentive awards pursuant to the plan based on General American's achievement of certain consolidated performance targets over three-year periods. The amount of incentive payments, if any, represents a percentage of Mr. Rubenstein's salary at the beginning of the relevant period. The percentage varies depending on the extent to which General American's performance targets are met or exceeded. Payment of one-third of any awards will be deferred under the General American Executive Deferred Savings Plan until Mr. Rubenstein's retirement at age 65. Amounts deferred are subject to a five-year vesting schedule and certain other conditions. The first three-year period ended December 31, 1997, as a result of which Mr. Rubenstein received an incentive award of $77,250 (one-third of which is deferred) in the first quarter of 1998. All payments under the plan are made by General American.

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and the Russell 2000 Financial Services Index, for the period beginning December 16, 1997 (the date the Company's Common Stock began trading on The Nasdaq Stock Market) and ending December 31, 1997.

    The indices are included for comparative purposes only. They do not necessarily reflect management's opinion that such indices are appropriate measures of the relative performance of the Company's Common Stock, and they are not intended to forecast or be indicative of future performance of the Common Stock.

                              [Performance Graph]

---------------------------------------------------------------------------------------------------------
                                                                         PERIOD ENDING
                                                       -----------------------------------------------
                      INDEX                            12/16/97     12/19/97     12/26/97     12/31/97
---------------------------------------------------------------------------------------------------------
Conning Corporation                                     100.00       100.43       103.39       113.56
---------------------------------------------------------------------------------------------------------
S&P 500                                                 100.00        97.82        96.76       100.31
---------------------------------------------------------------------------------------------------------
Russell 2000 Financial Services Index                   100.00        99.32       100.14       103.08
---------------------------------------------------------------------------------------------------------

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    THE STRATEGIC MERGER. The Company is the successor to the businesses conducted by Conning, Inc. and its operating subsidiary, Conning & Company, an 85-year old Hartford, Connecticut based insurance specialty asset management firm, and Conning Asset Management Company (formerly known as General American Investment Management Company ("GAIMCO")) pursuant to a merger effected in August 1995 (the "Strategic Merger").

    In connection with the Strategic Merger, the Company, General American and the Company's other shareholders and option holders entered into a Shareholders Agreement, which provided for certain restrictions on transfer, rights of first refusal, purchase obligations and purchase rights with respect to the Company's securities. Most of the provisions of the Shareholders Agreement terminated in December 1997 upon closing of the Company's initial public offering (the "IPO"). The surviving provisions require that, until August 1998, the Company maintain its general approach and methodology regarding cash compensation and private equity carried interest allocations.

    Prior to the IPO, the Company's outstanding capital consisted of Voting Common Stock, Non-Voting Common Stock, Series A Convertible Preferred Stock (the "Series A Preferred Stock") and Series B Convertible Preferred Stock
(the "Series B Preferred Stock"). In June 1997 General American exercised a call right under the Shareholders Agreement to purchase 1,594,995 shares of Series A Preferred Stock, representing approximately 50% of the outstanding Series A Preferred Stock, for the negotiated price of $11.25 per share, with Messrs. Slayton, Hansen and Schpero receiving cash payments of $3,579,615, $1,747,215, and $159,975, respectively. Prior to the amendment and restatement of the Shareholders Agreement in June 1997, General American had the right to purchase up to 50% of the Series A Preferred Stock only upon the occurrence of an initial public offering of the Company's Common Stock.

    Each employee who entered into an employment agreement in connection with the Strategic Merger received a signing bonus that is subject to forfeiture in the event such employee's employment is terminated under certain circumstances prior to August 11, 1998. Of the $195,000, $95,000 and $35,000 signing bonus paid to Messrs. Slayton, Hansen and Schpero, respectively, $65,000, $31,667 and $11,667 is subject to forfeiture. See "Executive Compensation--Employment Agreements and Other Compensation Arrangements." In connection with the Strategic Merger certain employees of the Company also entered into option cancellation agreements and received payments from the Company that are subject to forfeiture in the event any such employee's employment is terminated under certain circumstances prior to August 11, 1998. Of the $1,176,196, $804,491 and $55,237 payments paid in connection with the option cancellation agreements to Messrs. Slayton, Hansen and Schpero, respectively, $265,961, $129,829 and $11,887 is subject to forfeiture.

    In connection with the Strategic Merger, the parties agreed to indemnify each other for breaches of representations and warranties, certain tax matters and certain litigation matters. Most of these indemnification obligations expired by their own terms on February 11, 1997. The indemnification obligations of the former shareholders and option holders of Conning, Inc. that survived beyond that date have been released, which benefited all of such holders, including Messrs. Slayton, Hansen and Schpero. General American's and the Company's obligations to indemnify the former shareholders and option holders of Conning, Inc. remain in force with respect to certain potential tax liabilities of the Company and the former holders.

    In connection with the Strategic Merger, General American loaned the Company $13,000,000 on an unsecured basis bearing interest at 7% per annum, payable as follows: (a) semi-annual interest payments from January 1, 1996 until September 1, 2002, (b) principal payments of $4,333,333, together with accrued interest, on September 1, 2003 and September 1, 2004, and (c) a final principal payment of $4,333,334, together with accrued interest, on September 1, 2005. As of January 1, 1997, the outstanding principal balance on this loan was $2,000,000, all of which was paid in February 1997.

    IPO RELATED TRANSACTIONS. Upon consummation of the IPO, the Non-Voting Common Stock and the Series A Preferred Stock converted automatically on a one-for-one basis into shares of Common Stock. The Series B Preferred Stock was convertible upon demand on a one-for-one basis into Common Stock upon payment of a conversion price of $1.67 per share. In April 1997, Messrs. Rubenstein, Schpero and Liddy converted 40,000, 20,000 and 50,000 shares of Series B Convertible Preferred Stock, respectively, into shares of Non-Voting Common Stock. As a result of the IPO, in December 1997, 40,000 shares of Non-Voting Common Stock held by Mr. Rubenstein, 318,188 shares of Series A Preferred Stock held by Mr. Slayton, 155,308 shares of Series A Preferred Stock held by Mr. Hansen, 14,221 shares of Series A Preferred Stock and 20,000 shares of Non-Voting Common Stock held by Mr. Schpero, and 50,000 shares of Non-Voting Common Stock held by Mr. Liddy automatically converted into the same number of shares of Common Stock. Also upon consummation of the IPO, all options that were granted in connection with the Strategic Merger became fully vested, including 120,000 options held by Mr. Rubenstein, 120,000 options held by Mr. Slayton, 120,000 options held by Mr. Hansen and 10,000 options held by Mr. Schpero.

    The Company paid a dividend on the Series A Preferred Stock and the Series B Preferred Stock, representing amounts that would have been payable on the next dividend payment date, pro rated through the closing date of the IPO, in the aggregate amount of approximately $213,000, of which General American received approximately $96,000 and each of Messrs. Rubenstein, Slayton, Hansen, Schpero and Liddy received less than $25,000.

    In connection with a reserved share program administered by the underwriters, approximately 125,000 shares of the Company's Common Stock was purchased in the IPO, at the initial public offering price, by directors, officers and employees of the Company, directors of General American, and family members of the foregoing, including 825 shares, 2,000 shares and 1,000 shares purchased by Messrs. Schpero, Fibiger and Shaw, respectively.

    TRANSACTIONS WITH GENERAL AMERICAN AND AFFILIATES. General American Mutual Holding Company, a Missouri mutual corporation, beneficially owns approximately 62.7% of the Company's outstanding Common Stock. General American Life Insurance Company, an indirect wholly-owned subsidiary of General America Mutual Holding Company, is a Missouri state life insurance company, principally engaged in issuing individual and group life and health insurance policies and annuity contracts. The Company's subsidiary, Conning Asset Management Company, acts as the investment adviser for the general and separate accounts of General American and certain of its affiliates, including the General American Capital Company funds, COVA Corporation and its subsidiaries ("COVA"), Reinsurance Group of America, Incorporated and certain of its subsidiaries ("RGA"), Paragon Life Insurance Company, General Life Insurance Company, General Life Insurance Company of America, Security Equity Life Insurance Company and the General American Life Insurance Company Pension Plan Trust. Conning also acts as the investment adviser for Security Mutual Life Insurance Company of New York, which has entered into a strategic alliance with General American. Such advisory agreements are generally terminable by the client upon 30 to 90 days' notice without penalty. The Company is generally compensated on the basis of fees calculated at a percentage of the market value of the assets under management. The fees are billed and payable quarterly in arrears. Investment management fees from these affiliated entities for the year ended December 31, 1997 amounted to $17.2 million.

    Pursuant to an Administrative Services Agreement, General American provides the Company with certain management and administrative services (including legal, employee benefit, payroll, personnel, facilities and information services) at the Company's request. As consideration for these services, the Company pays General American a monthly fee based on General American's cost, computed in accordance with General American's current cost accounting system. The Company paid General American $9.3 million for administrative services rendered during 1997. The Administrative Services Agreement is terminable by General American on 180 days' written notice and by the Company on 90 days' written notice. General American, however, has agreed not to terminate the Agreement prior to July 19, 1998.

    Effective July 31, 1996, Conning Asset Management Company entered into an agreement with General American for the lease of approximately 25,000 square feet of office space located at 700 Market Street, St. Louis, Missouri. The lease has a five-year term, is terminable by the Company upon 30 days' notice and calls for annual lease payments of approximately $600,000. The Company also subleases from General American, pursuant to a written sublease, five of its eleven office sites for its various mortgage loan and real estate offices. The five offices are located in California, Florida, Georgia, Illinois and Texas. The sublease terminates with respect to a particular location immediately prior to termination of the applicable lease. The underlying leases have terms of varying lengths ranging from month-to-month to a fixed term ending in 2000. Either party may terminate the sublease with respect to one or more locations on 90 days' written notice. The Company's total annual base rent for 1997 under the sublease totals approximately $124,000. The terms of all of the foregoing leases and the sublease (collectively, the "Leases") were designed to approximate the cost to General American of owning or leasing such spaces. The Company made rental payments to General American of approximately $792,000 during 1997. The Company believes that the prices and other terms under the Leases are at least as favorable as those prices and terms being offered generally in the same marketplaces by unrelated parties for comparable spaces.

    The Company and General American Mutual Holding Company are parties to a Tax Allocation and Tax Sharing Agreement dated as of June 12, 1997 (the "Tax Agreement"). The Tax Agreement provides, among other things, that the tax liability of the General American Mutual Holding Company federal consolidated tax return group (the "General American Tax Group") during the period that the Company was a member of such group (i.e., from June 12, 1997 to December 19, 1997) will be allocated among the members of the group in proportion to their separately calculated tax liabilities. The Tax Agreement also provides that any savings resulting from the tax benefits of a particular member will be paid to that member, rather than accruing to the benefit of the other members, and requires, among other things, that certain payments be made between the Company and General American Mutual Holding Company in the event there is a change in the tax liabilities of the Company for the covered period. In addition, under the Tax Agreement, General American Mutual Holding Company will indemnify the Company against any tax liabilities of the General American Tax Group that are not attributable to the Company, and the Company will indemnify General American Mutual Holding Company against any tax liabilities of the Company. From August 11, 1995 (the date of the Strategic Merger) to June 12, 1997, the Company was not a member of the General American Tax Group but was a party to a Tax Sharing Agreement with General American providing for indemnification rights and tax sharing liabilities in a manner similar to the current Tax Agreement for the period during which Conning Asset Management Company was a member of such group. The tax liabilities of the members of the General American Tax Group prior to the Strategic Merger, which included Conning Asset Management Company, are allocated under a Tax Allocation Agreement dated as of October 30, 1992, in a manner similar to the Tax Agreement.

    The Company's mortgage origination activities historically have been operated pursuant to informal agreements through General American. The Company generally receives a fee associated with loan originations of approximately 1% of the loan balance. The Company also receives ongoing servicing fees and management fees with respect to mortgage loans in portfolios managed by the Company. During 1997, the Company originated approximately $384 million of mortgage loans on behalf of General American and its affiliates. Total fees received from General American and its affiliates for loan originations, servicing and management fees during 1997 totaled approximately $8.9 million. The existing and proposed agreements between the Company, on the one hand, and General American and its affiliates, on the other hand, may be modified or renegotiated in the future, and additional transactions or agreements may be entered into between the Company and General American and its affiliates.

    As of December 31, 1997, General American held unsecured recourse demand notes from certain shareholders of the Company totaling $2,634,050, including $280,000 due from Mr. Rubenstein and $84,000 due from Mr. Schpero. Interest on such notes accrues at 6% per annum and is payable semi-annually beginning in July 1997. Principal payments on such notes are due annually beginning in January 1998 in the amount of 25% of the gross bonus earned by the obligor in the immediately preceding year. These loans were issued to finance the purchase and conversion of Series B Preferred Stock

    Mr. Liddy is Chairman, President and Chief Executive Officer of General American and is an executive officer and director of certain of General American's affiliates. His son has been employed by the Company since 1995. Mr. Rubenstein is also a director of certain of General American's affiliates.

    PARTICIPATION IN PRIVATE EQUITY FUNDS. The Company, directly or indirectly through intermediary partnerships, is the general partner, with a 1% general partner capital interest, of the following private equity funds: Conning Insurance Capital Limited Partnership II and Conning Insurance Capital International Partners II (together, "Fund II"), Conning Insurance Capital Limited Partnership III and Conning Insurance Capital International Partners III (together, "Fund III"), Conning Connecticut Insurance Fund, L.P. ("Fund IV") and Conning Insurance Capital Limited Partnership V ("Fund V"). At December 31, 1997, the Company's commitment to fund future required capital contributions was approximately $2.2 million. The Company had established similar relationships with respect to Conning Insurance Capital Limited Partnership and Conning Insurance Capital International Partners (together, "Fund I"), which terminated pursuant to their terms on December 31, 1995.
Each Fund has a term of eight to ten years, subject to certain extensions for liquidation purposes. Fund I commenced in December 1985, Fund II commenced in December 1988, Fund III commenced in December 1993, Fund IV commenced in December 1995, and Fund V commenced in August 1997. The Company and its predecessors received investment management fees from the Funds, in the aggregate, of approximately $5.5 million during 1997. The Company through its subsidiary has committed to Conning Connecticut Investors, L.L.C., a limited liability company of which the Company is the general partner and managing member, up to approximately $4.0 million for purposes of capitalizing the general partner. The amount is payable only in the event of insolvency on the part of the Conning Connecticut Investors, L.L.C. The Company is also entitled to a carried interest, or performance fee, in each Fund representing up to approximately

20% of specified gains of the Fund, as determined under the applicable partnership or limited liability company agreement.

    Certain officers and directors of the Company and its subsidiaries receive participation percentages annually over a five-year period in a portion of the Company's carried interest in the Funds. These participations are subject to a climbing vesting schedule that varies by Fund, generally over a period of up to seven years from the date of receipt of the participation percentage. At the end of the five-year period, the Company's percentage of the carried interest ranges from 25% to 40% of the original amount, depending on the Fund. At December 31, 1997, the percentage interests in the general partner of Fund V held by Messrs. Rubenstein, Slayton, Hansen and Schpero were 0.55%, 1.35%, 0.375% and 0.25%, respectively; the percentage interests in the general partner of Fund IV held by Messrs. Rubenstein, Slayton, Hansen and Schpero were 0.50%, 2.80%, 1.40% and 0.45%, respectively; the percentage interests in the general partner of Fund III held by Messrs. Rubenstein, Slayton, Hansen and Schpero were 0.50%, 6.07%, 3.19% and 0.57%, respectively; and the percentage interests in the general partners of Funds I and II held by Messrs. Slayton, Hansen and Schpero were 8.54%, 5.86% and 0.84%, respectively. As of December 31, 1997, determination of participation percentages was complete for Funds I and II; Fund III had one allocation remaining; Fund IV had three allocations remaining; and Fund V had four allocations remaining. With the exception of Fund I, there have been no distributions of carried interests to date and the value, if any, of carried interest participations cannot be readily determined. Distributions of the carried interest from Fund I made to Messrs. Slayton, Hansen and Schpero totaled $97,681, $67,075 and $9,657, respectively, during 1997 and $43,904,
$30,148 and $4,340, respectively, during the first quarter of 1998.

    General American and its affiliates other than the Company have committed or invested a total of $30.0 million in four of the Funds. A subsidiary of Transamerica Occidental Life Insurance Company ("Transamerica"), of which Mr. Fibiger was Chairman of the Board, has invested a total of $4.0 million in two of the Funds. General American and its affiliates may participate in the distributions from the private equity funds on a pro rata basis with other limited partners in the private equity funds. General American and certain of its affiliates, which may include the Company, may invest in new private equity funds in the future as limited partners.

    REGISTRATION RIGHTS. The Company has granted certain rights with respect to the registration of 6,710,000 of the 8,304,995 shares of Common Stock beneficially owned by General American (the "Registrable Securities").
Subject to certain limitations, General American and permitted assignees have the right at any time after December 15, 1998 to require the Company to register the sale of such shares under the Securities Act of 1933 (a "demand registration"). The number of demand registrations is limited to two. A demand registration must be requested by holders of Registrable Securities representing at least 10% of the outstanding Common Stock and must include at least 10% of such Registrable Securities. The Company is not required to effect more than one demand registration in any twelve-month period. The holders of Registrable Securities are also entitled to include such shares in a registered offering of securities by the Company for its own account or the account of any other security holder (a "piggy-back registration"), subject to certain conditions and restrictions. A piggy-back registration is counted as one of the demand registrations if the holder sold at least 80% of the Registrable Securities it requested be registered. In addition to such demand and piggy-back registration rights, after December 15, 1998, the holders of Registrable Securities representing at least 10% of the outstanding Common Stock may require the Company to file up to two registration statements relating to such Registrable Securities on Form S-3 under the Securities Act of 1933 when such form is available to the Company (a "Form S-3 registration").
A demand registration on Form S-3 will count as a Form S-3 registration. A registration on Form S-3 must relate to the offering of securities, including the Registrable Securities, at an aggregate price to the public of at least $5,000,000. The Company is not required to effect more than one such registration on Form S-3 (including any demand registrations registered on Form S-3) in any twelve-month period. The registration expenses of holders of Registrable Securities (other than underwriting discounts and commissions) will be paid by the Company. The registration rights expire for any holder owning Registrable Securities representing less than 1% of the outstanding Common Stock on the date such holder is able to dispose of all of its shares in any 90-day period pursuant to Rule 144 under the Securities Act of 1933, and, in any event, on the date such holder's Registrable Securities can be sold pursuant to Rule 144(k). The registration rights are not assignable by General American other than to General American Holding Company, a direct or indirect subsidiary of General American or General American Holding Company, a parent of General American or General American Holding Company, or a direct or indirect subsidiary of such parent.

    The Company has also granted the holders of the 2,070,005 shares of stock outstanding prior to the IPO not owned by General American the right to require the Company to file a registration statement on Form S-3 on or about December 15, 1998 covering the resale of such shares if a Form S-3 is available to the Company; provided that (i) the Company would be under no obligation to maintain the effectiveness of such registration statement for more than twelve months and (ii) the holders of such stock enter into a registration rights agreement at that time containing such limitations and conditions as the Company deems appropriate. Messrs. Rubenstein, Slayton, Hansen, Schpero and Liddy have such registration rights with respect to 40,000 shares, 318,188 shares, 155,308 shares, 34,221 shares, and 50,000 shares, respectively.

               ITEM II--RATIFICATION OF INDEPENDENT ACCOUNTANTS

    KPMG Peat Marwick LLP was the Company's independent accounting firm for the fiscal year ended December 31, 1997. The Board of Directors has selected KPMG Peat Marwick LLP as independent accountants for the year ending December 31, 1998. A representative of KPMG Peat Marwick LLP is expected to be present at the 1998 Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires. If the appointment is not ratified by the shareholders, the Board of Directors is not obligated to appoint other independent accountants but the Board will give consideration to such unfavorable vote.

    The Board recommends a vote FOR the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent accountants for fiscal year 1998.

                                VOTING MATTERS

    The close of business on March 31, 1998 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. As of the record date, there were 13,250,000 shares of Common Stock outstanding and entitled to be voted at the Meeting, and 76 holders of record. Shareholders will be entitled to cast one vote on each matter for each share of Common Stock held of record on the record date, except in certain circumstances described below. The Company's Restated Articles of Incorporation, as amended (the "Articles") do not permit cumulative voting in the election of directors.

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock entitled to vote that are present in person or represented by proxy at the 1998 Annual Meeting is required to elect directors, to ratify the selection of the independent accountants and to act on any other matters properly brought before the Meeting. Shares represented by proxies marked "withhold authority" with respect to the election of any one or more nominees for election as director and proxies marked "abstain" on other matters (including the ratification of the selection of the independent accountants) will be counted for the purpose of determining the number of shares represented by proxy at the Annual Meeting, except in certain circumstances described below. Such proxies will thus have the same effect as if the shares represented thereby were voted against the nominee or nominees and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. If no specification is made on a duly executed proxy, the proxy will be voted FOR the election of the director nominated by the Board of Directors, FOR the ratification of the selection of KPMG Peat Marwick LLP, and in the discretion of the persons named as proxies on such other business as may properly come before the Meeting.

    In order to limit the likelihood of a deemed assignment under the Investment Advisers Act of 1940 or the Investment Company Act of 1940 of the advisory contracts that the Company's subsidiaries have with their clients, the Articles limit the voting power of shares of Common Stock in certain circumstances. The Articles provide that a person or "group" (which includes affiliates and associates of a person, as defined in the Articles) that owns (as defined in the Articles) more than 20% of the voting shares of the Company's issued and outstanding capital stock ("Voting Stock") shall have the right to vote not more than 20% of the outstanding shares of Voting Stock entitled to vote. The remaining shares of Voting Stock owned by such person or group ("Excludable Shares") shall have no voting rights and shall not be counted for quorum or shareholder approval purposes. These provisions do not apply to General American Mutual Holding Company or its subsidiaries or affiliates, direct or indirect subsidiaries of the Company and certain employee plans established or to be established by the Company. The Company's Board of Directors may approve the exemption of other persons or groups from the provisions described above. Although this limitation is intended to have the effect of decreasing the chance of any "assignment" from occurring, no assurance can be given that such an "assignment" will not occur under these or other circumstances. The Company has the right to inquire of any owner of Voting Stock, or person who purports to exercise voting rights with respect to such stock, and the owner will have the obligation to provide such information to the Company as the Company may reasonably request, as to the number of shares owned, whether such shares are owned by any other person and the identity of such person, whether affiliates or associates of such person own any shares, whether such person is a member of a "group" owning such shares or whether such person, or any of such person's affiliates or associates, has any agreement, arrangement or understanding with any other person with respect to the Voting Stock.

    As of March 31, 1998, General American Mutual Holding Company beneficially owned approximately 62.7% of the shares of Common Stock entitled to vote at the Annual Meeting. General American Mutual Holding Company has indicated its intention to vote its shares FOR the election of Mr. Fibiger, the director nominated by the Board, and FOR the ratification of the selection of KPMG Peat Marwick LLP. These votes would be sufficient to elect Mr. Fibiger and to ratify the selection of KPMG Peat Marwick LLP.

    The Company knows of no other matters to come before the Meeting that are not described in this Proxy Statement. If any other matters properly come before the Meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

    A list of shareholders entitled to vote at the Annual Meeting will be kept at the Company's principal offices at 700 Market Street, St. Louis, Missouri 63101 for a period of ten days prior to the Meeting, and will be available for inspection at the Meeting.

                SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    Shareholder proposals intended to be presented at the 1999 Annual Meeting must be received by the Company by December 10, 1998 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

    In order for a shareholder to nominate a candidate for director, the Company's Bylaws require that timely notice be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 days nor more than 90 days before the first anniversary of the preceding year's annual meeting; provided, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then the shareholder must give such notice not earlier than 90 days nor later than 60 days prior to such meeting or 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made. In certain cases, notice may be delivered later if the number of directors to be elected is increased. The shareholder filing the notice of nomination must describe various matters regarding the nominee set forth in the Company's Bylaws, including such shareholder's name, address, occupation and number of shares held. In order for a shareholder to bring a proposal before a shareholder meeting, the Company's Bylaws require that timely notice be given to the Company in advance of the meeting. Ordinarily, such notice must be given within the time limits described above for director nominations. Such notice must include a description of the proposal, the reasons therefor and other specified matters. The Board may reject any proposal that is not made in accordance with these procedures or that is not a proper subject for shareholder action in accordance with the provisions of applicable law.

    In each case the notice must be given to the Secretary of the Company, whose address is 700 Market Street, St. Louis, Missouri 63101. Any shareholder desiring a copy of the Company's Restated Articles of Incorporation or Bylaws will be furnished a copy without charge upon written request to the Secretary.

                                                            Please mark
                                                            your votes as  /X/
                                                            indicated in
                                                            this example


MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:
                             ---

1. ELECTION OF DIRECTOR

     FOR the nominee               WITHHOLD
   listed to the right             AUTHORITY
    (except as marked       to vote for the nominee    Nominee: John A. Fibiger
    to the contrary)          listed to the right

        / /                          / /


2. RATIFICATION OF SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDED DECEMBER 31, 1998.


              FOR        AGAINST      ABSTAIN
              / /          / /          / /


If you plan to attend
 the Annual Meeting,      / /
 please check here:


The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and accompanying Proxy Statement dated April 8,
1998.

The proxy will be voted as specified. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

Please sign exactly as your name appears to the left. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign in full corporate name by President or other authorized officer. If signing on behalf of a partnership, please sign in partnership name by authorized person.


Dated:_________________________________________, 199__


------------------------------------------------------
                    (Signature)


------------------------------------------------------
(Signature - if held jointly, both holders must sign.)

If address appearing to the left is incorrect, kindly make correction.


-------------------------------------------------------------------------------
               * PLEASE DETACH PROXY HERE, SIGN AND MAIL *



                             [CONNING LOGO]


                                                                  April 8, 1998

Dear Shareholder:

     We invite you to attend the 1998 Annual Meeting of Shareholders of Conning Corporation, to be held on Tuesday, May 12, 1998 at the Ritz-Carlton Hotel, 100 Carondelet Plaza, St. Louis, Missouri at 9:30 a.m., Central time.

     It is important that your shares be represented at the Annual
Meeting. Whether or not you plan to attend the Meeting, please review the enclosed Proxy Statement and sign, date and return the enclosed proxy card promptly to ensure that your shares will be voted. A postage-paid return envelope is enclosed for your convenience.

     If you plan to attend the Annual Meeting, please check the appropriate box on the proxy card before mailing it.

     Thank you.

                           CONNING CORPORATION

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned does hereby appoint Matthew P. McCauley and Fred M. Schpero, or either of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of Shareholders of CONNING CORPORATION (the "Company") to be held on May 12, 1998, commencing at 9:30 a.m., Central time, at the Ritz-Carlton Hotel, 100 Carondelet Plaza, St. Louis, Missouri, and at any and all adjournments and postponements of such Annual Meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the Annual Meeting.


            (Continued, and to be signed, on the other side)



              * PLEASE DETACH PROXY HERE, SIGN AND MAIL *

                                   Appendix


    Page 13 of the printed Proxy contains a Performance Graph. The information contained in the graph is depicted in the table that follows the graph.